SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FRONTIER BEVERAGE COMPANY, INC.

 (Exact name of issuer as specified in its charter)

Nevada	06-1678089
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

c/o The Corporation Trust Company of Nevada
311 S Division St
Carson City, NV 89703
 (Address of principal executive offices)

307-222-6000

2013 Professional/Consultant Stock Compensation Plan

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  (Check one):

Large accelerated filer 	Accelerated Filer 

Non-accelerated filer 	Smaller reporting company X

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share*	Proposed Maximum Aggregate Offering Price*	Amount of Registration Fee*

Common Stock ($0.001 par value)	21,000,000	$0.02	$420,000	$54.09
*Estimated pursuant to rule 457(c).

 PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required by Item I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. (230.424).  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. See Rule 428(a) (1) (230.428(a)(1)).

ITEM 1. PLAN INFORMATION

The registrant shall deliver or cause to be delivered to each participant material information regarding the plan and its operations that will enable participants to make an informed decision regarding investment in the plan. This information shall include, to the extent material to the 3 particular plans being described, but not limited to, the disclosure specified in (a) through (j) below. Any unusual risks associated with participation in the plan not described pursuant to a specified item shall be prominently disclosed, as, for example, when the plan imposes a substantial restriction on the ability of a participant to withdraw contributions, or when plan participation may obligate the participants general connection with purchases on a margin basis. the information may be in one or several documents, provided that it is presented in a clear, concise and understandable manner. See Rule 421 (230.421).

(a)           GENERAL PLAN INFORMATION.

(1) Give the title of the plan and the name of the registrant whose securities are to be offered pursuant to the plan.

2013 Professional/Consultant Stock Compensation Plan of Frontier Beverage Company, Inc.

(2) Briefly state the general nature and purpose of the plan, its duration, and any provisions for its modification, earlier termination or extension to the extent that they affect the participants.

The purpose of this Plan is to provide compensation in the form of Common Stock of the Company to eligible consultants that have previously rendered services or that will render services during the term of this 2013 Consultant Stock Compensation Plan.

There are no provisions in the Plan for modification, early termination of the Plan or any extensions except as they may impact an individual as defined in the Plan.

The plan will terminate one year after adoption by the Board of Directors of the Company.

(3) Indicate whether the plan is subject to any provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"), if so, the general nature of those provisions to which it is subject.

None.

(4) Give an address and telephone number, including area code, which participants may use to obtain additional information about the plan and its administrators. State the capacity in which the plan administrators act (e.g., trustees or managers) and the function they perform. If any person other than a participating employee has discretion with respect to the investment of all or any part of the assets of the plan in one or more investment media, name such person and describe the policies followed and to be followed with respect to the type and proportion of securities or other property which funds of the plan may be invested. If the plan is not subject to ERISA: (i) state the nature of any material relationship between the administrators and the employees, the registrant or its affiliates; and (ii) describe the manner in which the plan administrators are selected, their term of office, and the manner in which they may be removed from office.

The address and telephone number are described on the front cover of this Form.

The President of the Company as directed by its Board of Directors is the administrator. The Board of Directors may remove the administrator with or without cause. The administrator is limited to the term of his tenure as president or employment contract. The only relationship to the employees is as President of the Company.

(b)           SECURITIES TO BE OFFERED

(1) State the title and total amount of securities to be offered pursuant to the plan.

21,000,000 shares of Frontier Beverage Company Inc. common stock, par value $0.001.

(2) Furnish the information required by Item 202 of Regulation S-K (229.202) that if common stock registered under Section 12 of the Exchange Act is offered, such information is unnecessary. If plan interests are being registered, they need not be described pursuant to this item.

None.

(c)           EMPLOYEES WHO MAY PARTICIPATE IN THE PLAN

Indicate each class or group of employees that may participate in the plan and the basis upon which eligibility of employees to participate therein is to be determined.

This particular plan is for consultants for business acquisitions, web application planning and development and other business planning and growth advisory services only. No consultant’s associated with a capital raise, public relations or investor relations are allowed to participate. All participants will be under non-exclusive contracts to be utilized for discerning the value of issuances under the plan.

(d)           PURCHASE OF SECURITIES PURSUANT TO THE PLAN AND PAYMENT FOR SECURITIES
              OFFERED

(1) State the period of time within which employees may elect to participate in the plan, the price at which the securities may be purchased or the basis upon which such price is to be determined, and any terms regarding the amount of securities that an eligible employee can purchase.

The participant may only elect to participate at the time the contract is drawn for the consulting engagement. The value of the consulting agreement will be determined and the number of shares to be issued will be calculated by dividing the value of the consulting contract by the closing bid price on the day the consulting contract is signed. No participant may hold more than 4.99% of the outstanding stock of the Company.

(2) State when and the manner in which employees are to pay for the securities purchased pursuant to the plan. If payment is to be made by payroll deduction or other installment payments, state the percentage of wages or salaries or other basis for computing such payments, and the time and manner in which an employee may alter the amount of such deduction or payment.

Not applicable.

(3) State the amount each employee is required or permitted to contribute or, if not a fixed amount, the percentage of wages or salaries or other basis of computing contributions.

Not applicable.

(4) If contributions are to be made under the plan by the registrant or any employer, state who is to make such contributions, when they are to be made and the nature and amount of each contribution. If such contributions are not a fixed amount, state the basis for contributions.

Not applicable.

(5) State the nature and frequency of any reports to be made to participating employees as to the amount and status of their account.

Quarterly via the required financial statement filings at the U.S. Securities and Exchange Commission or equivalent reporting website.

(6) If the plan is not subject to ERISA, state whether securities are to be purchased in the open market or otherwise, If they are not to be purchased in the open market, then state from whom they are to be purchased and describe the fees, commissions or other charges paid. If the employer or any of its affiliates, or any person having a material relationship with the employer or any of its affiliates, directly or indirectly, receives any part of the aggregate purchase price (including fees, commissions or other charges), explain the basis for compensation. .

The registrant is the issuer. No other part of the paragraph is applicable.

(e)           RESALE RESTRICTIONS

Describe briefly any restrictions on resale of the securities purchased under the plan which may be imposed upon the employer purchase.

None.

(f)           TAX EFFECTS OF PLAN PARTICIPATION

Describe briefly the tax effect that may accrue to employees as a result of plan participation as the tax effects, if any, upon the registrant and whether or not the plan is qualified under 401(a) of the Internal Revenue Code.

The issuance of shares under this plan to the consultant is a taxable event.  The plan is not qualified under IRS Code 401 (a).

(g)           INVESTMENT OF FUNDS

If participating employees may direct all or any part of the assets under the plan to two or investment media, furnish a brief description of the provisions of the plan with respect to the alternative investment media; and provide a tabular or other meaningful presentation of financial date for each of the last three fiscal years (or such lesser period for which the data with respect to each investment medium available) that, in the opinion of the registrant, will apprise employees of material trends and significant changes in the performance of alternative investment media and enable them to make informed investment decisions. Financial data shall be presented for any additional fiscal years necessary to keep the information from being misleading or that of the registrant deems appropriate, but the total period presented need not exceed five years.

Not applicable.

(h)           WITHDRAWAL FROM THE PLAN; ASSIGNMENT OF INTEREST

(1) Describe the terms and conditions under which a participating employee may (i) withdraw from the plan and terminate his or her interest therein; or (ii) withdraw funds or investments held for the employee's account without terminating his or her interest in the plan.

None.

(2) State whether, and the terms and conditions upon which, the plan permits an employee to assign or hypothecate his or her interest in the plan.

Not applicable.

(i)           FORFEITURES AND PENALTIES

Describe every event which could, under the plan, result in a forfeiture by, or a penalty to, a participant, and the consequences thereof.

See paragraphs 5 and 6 of the attached plan.

(j)           CHARGES AND DEDUCTIONS AND LIENS THEREFORE

(1) Describe all charges and deductions (other than deductions described in paragraph (d) and taxes) that may be made against employees participating in the plan or against funds, securities or other property held under the plan and indicate who will receive, directly or indirectly, any part thereof. Such description should include charges and deductions that may be made upon termination of an employee's interest in the plan, or upon partial withdrawals from the employee's account thereunder.

None.

(2) State whether or not under the plan, or pursuant to any contract therewith, any person has or may create a lien on any funds, securities, or other property held under the plan. If so, describe fully the circumstances under which the lien was or may be created.

None.

ITEM 2.  REGISTRANT INFORMATION ANDEMPLOYEE PLAN ANNUAL INFORMATION.

The registrant shall provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II of the registration statement, and stating that these documents are incorporated by reference in the Section 10(a) prospectus. The statement also shall indicate the availability without charge, upon written or oral request, of other documents required to be delivered to employees pursuant to Rule 428(b) (230.428(b)). The statement shall include the address (giving title or department) and telephone number to which the request is to be directed.

FRONTIER BEVERAGE COMPANY, INC.
311 S Division St
Carson City, NV 89703

Christopher Bailey, President

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The registrant, and where interests in the plan are being registered, the plan, shall state that all documents listed in (a) through (c) below are incorporated by reference in the registration statement; and shall state that all documents subsequently filed by it pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offers have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such document, Copies of these documents are not required to be filed with the registration statement.

(a) The registrant's latest annual report, and where interests in the plan are being registered, the plan's latest annual report filed pursuant to section 13(a) or 15(d) of the Exchange Act, or in the case of the registrant either:(1) the latest prospectus filed pursuant to Rule 424(b) under the Act that contains audited financial statements for the registrant's latest fiscal year for which such statements have been filed , or (2) the registrant's effective registration statement on Form 10, Form 20-F or, in the case of registrants described in General Instructions A.(2) of Form 40-F, on Form40-F filed under the Exchange Act containing audited financial statements for the registrant's latest fiscal year.

1.  The Company’s Annual Report on Form 10-K for the year ended December 31, 2012 as filed with the Commission on April 15, 2013

(b) All other reports filed pursuant to Section 13(a0 or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above.

1.  The Company's Current Report on Form 8-K as filed with the Commission October 15, 2013.

2   The Company's Interim Report on Form10-Q for the three and six months ended June 30, 2013 as filed with the Commission on August 12, 2013.

3 The Company's Current Report on Form 8-K as filed with the Commission July 25, 2013.

4. The Company's Definitive Information Statement filed July 16, 2013.

               5. The Company's Current Report on Form 8-K as filed with the Commission July 16, 2013.

6. The Company's Current Report on Form 8-K as filed with the Commission July 8, 2013.

7. The Company's Interim Report on Form10-Q for the three months ended March 31, 2013 as filed with the Commission on May 9, 2013.

8. The Company's Current Report on Form 8-K as filed with the Commission on March 27, 2013

 (c) If the class of securities to be offered is registered under Section 12 of the Exchange Act, the description of such class of securities contained in a registration statement filed under such Act, including any amendment or report filed for the purpose of updating such description.

None.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated herein by reference will be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

ITEM 4.  DESCRIPTION OF SECURITIES.

  Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

  None.

 ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant's Articles of Incorporation permit it to limit the liability of its directors to the fullest extent permitted under Section 78.037 of the Nevada General Corporation Law. As permitted by Section 78.037 of the Nevada General Corporation Law, the Registrant's Bylaws and Articles of Incorporation also include provisions that eliminate the personal liability of each of its officers and directors for any obligations arising out of any acts or conduct of such officer or director performed for or on behalf of the Registrant. To the fullest extent allowed by Section 78.751 of the Nevada General Corporation Law, the Registrant will defend, indemnify and hold harmless its directors or officers from and against any and all claims, judgments and liabilities to which each director or officer becomes subject in connection with the performance of his or her duties and will reimburse each such director or officer for all legal and other expenses reasonably incurred in connection with any such claim of liability. However, the Registrant will not indemnify any officer or director against, or reimburse for, any expense incurred in connection with any claim or liability arising out of the officer's or director's own negligence or misconduct in the performance of duty.

The provisions of the Registrant's Bylaws and Articles of Incorporation regarding indemnification are not exclusive of any other right we have to indemnify or reimburse our officers or directors in any proper case, even if not specifically provided for in the Articles of Incorporation or Bylaws.

The Registrant believes that the indemnity provisions contained in its bylaws and the limitation of liability provisions contained in its certificate of incorporation are necessary to attract and retain qualified persons for these positions. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and the Registrant is not aware of any pending or threatened material litigation that may result in claims for indemnification by any of its directors or executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

   Not applicable.

 ITEM 8.   EXHIBITS.

Exhibit No.                                           Title

4.1	2013 Consultant Stock Compensation Plan

5.1	Legality Opinion of Thomas Cook, Attorney

23.1	Consent of Independent Registered Public Accounting Firm, RBSM LLP and SHERB &CO LLP

23.2	Consent of Thomas C. Cook LTD is included in Exhibit 5.1

ITEM 9.                 UNDERTAKINGS.

(a)           The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to;

(i)           include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) or the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

 (i)           If the Registrant is relying on Rule 430B:

(A)         Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in this Registration Statement; and

(B)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of this Registration Statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of this Registration Statement relating to the securities in this Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in this Registration Statement or prospectus that is part of this Registration Statement or made in a document incorporated or deemed incorporated by reference into this Registration Statement or prospectus that is part of this Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this Registration Statement or prospectus that was part of this Registration Statement or made in any such document immediately prior to such effective date; or

(ii)           If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of this Registration Statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in this Registration Statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in this Registration Statement or prospectus that is part of this Registration Statement or made in a document incorporated or deemed incorporated by reference into this Registration Statement or prospectus that is part of this Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in this Registration Statement or prospectus that was part of this Registration Statement or made in any such document immediately prior to such date of first use.

(5)           That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma the 6th day of November 2013.

FRONTIER BEVERAGE COMPANY, INC.

By:  /s/CHRISTOPHER BAILEY
       Name: Christopher Bailey
       Title: President